Registration No. 333-257822

As filed with the Securities and Exchange Commission on September 13, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AST SPACEMOBILE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	84-2027232
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706

(Address of Principal Executive Offices) (Zip Code)

AST SpaceMobile, Inc. 2020 Incentive Award Plan

AST SpaceMobile, Inc. 2024 Incentive Award Plan

(Full title of the plan)

Andrew M. Johnson

Executive Vice President, Chief Financial Officer and Chief Legal Officer

Midland International Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

(Name and address of agent for service)

(432) 276-3966

(Telephone number, including area code, of agent for service)

Copy to:

Lawton B. Way, Esq.

W. Lake Taylor, Jr., Esq.

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

(804) 775-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

AST SpaceMobile, Inc. (the “Company”) previously filed its Registration Statement on Form S-8 (Registration No. 333-257822) with the Securities and Exchange Commission (the “Commission”) on July 9, 2021 (the “Prior Registration Statement”) with respect to 10,800,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable under the AST SpaceMobile, Inc. 2020 Incentive Award Plan (the “2020 Plan”).

On September 10, 2024 (the “Approval Date”), the Company’s stockholders approved the AST SpaceMobile, Inc. 2024 Incentive Award Plan (the “2024 Plan”) and, in connection therewith, no further awards will be made under the 2020 Plan. Pursuant to the terms of the 2024 Plan, any shares of Common Stock (i) available for award under the 2020 Plan as of July 30, 2024 or (ii) subject to an award under the 2020 Plan that expire, are forfeited, otherwise terminated or are settled in cash after July 29, 2024, will be shares available for awards under the 2024 Plan to the extent of the expiration, forfeiture, termination or cash settlement, as applicable (the “Rollover Shares”).

As of July 30, 2024, a total of 1,415,079 shares of Common Stock were available for award under the 2020 Plan, and 6,926,296 shares of Common Stock were subject to awards then outstanding under the 2020 Plan. The Company is filing this Post-Effective Amendment No. 1 to Form S-8 (this “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the Rollover Shares under the 2024 Plan (as such shares would no longer be issuable under the 2020 Plan). For the avoidance of doubt, the Company is not registering any additional shares of Common Stock pursuant to this Post-Effective Amendment. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register 2,000,000 new shares of Common Stock that are available for issuance pursuant to the 2024 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with the Commission.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Commission (File No. 001-39040) are incorporated herein by reference, as of their respective dates:

(1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on April 1, 2024;

(2)

the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on May 15, 2024, and for the quarterly period ended June 30, 2024, filed with the Commission on August 14, 2024;

(3)

the Company’s Current Reports on Form 8-K filed with the Commission on January  18, 2024, January  23, 2024, January  29, 2024, May  6, 2024, May  29, 2024, June  4, 2024, June  7, 2024, June  25, 2024, June  25, 2024, July  25, 2024, August  28, 2024, September  4, 2024, September  5, 2024 and September 10, 2024 (excluding any information furnished in such reports under Item 2.02 or Item 7.01);

(4)

the description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on April 1, 2024, and any amendment or report filed with the Commission for the purpose of updating the description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Post-Effective Amendment and to be a part thereof from the date of the filing of such documents.

For purposes of this Post-Effective Amendment and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Post-Effective Amendment or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Additionally, the Company’s amended and restated certificate of incorporation limits the liability of the Company’s directors to the fullest extent permitted by the DGCL, and the Company’s bylaws provide that the Company will indemnify them to the fullest extent permitted by such law. The Company has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Company’s board of directors. Under the terms of such indemnification agreements, the Company is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or was serving at the Company’s request in an official capacity for another entity. The Company must indemnify its officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the Company, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Company. Any claims for indemnification by the Company’s directors and officers may reduce the Company’s available funds to satisfy successful third-party claims against the Company and may reduce the amount of money available to the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Post-Effective Amendment:

Exhibit Number	Exhibit Index

4.1	Second Amended and Restated Certificate of Incorporation of AST SpaceMobile, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on April 12, 2021).

4.2	Amended and Restated Bylaws of AST SpaceMobile, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on April 12, 2021).

5.1*	Opinion of McGuireWoods LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1	AST SpaceMobile, Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the Commission on April 12, 2021).

99.2	AST SpaceMobile, Inc. 2024 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on September 10, 2024).

*	Filed herewith.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on September 13, 2024.

AST SpaceMobile, Inc.

By:	/s/ Abel Avellan
Name: Title:	Abel Avellan Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Abel Avellan, Andrew M. Johnson or Maya Bernal, acting alone or together with another attorney-in-fact, as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Abel Avellan Abel Avellan	Chairman and Chief Executive Officer (Principal Executive Officer)	September 13, 2024

/s/ Andrew M. Johnson Andrew M. Johnson	Chief Financial Officer and Chief Legal Officer (Principal Financial Officer)	September 13, 2024

/s/ Maya Bernal Maya Bernal	Chief Accounting Officer (Principal Accounting Officer)	September 13, 2024

/s/ Adriana Cisneros Adriana Cisneros	Director	September 13, 2024

/s/ Luke Ibbetson Luke Ibbetson	Director	September 13, 2024

/s/ Edward Knapp Edward Knapp	Director	September 13, 2024

Hiroshi Mikitani	Director	September 13, 2024

/s/ Ronald Rubin Ronald Rubin	Director	September 13, 2024

/s/ Christopher Sambar Christopher Sambar	Director	September 13, 2024

/s/ Richard Sarnoff Richard Sarnoff	Director	September 13, 2024

/s/ Julio A. Torres Julio A. Torres	Director	September 13, 2024

/s/ Johan Wibergh Johan Wibergh	Director	September 13, 2024